As filed with the Securities and Exchange Commission on June 6, 2007
Registration No. ____ — _______
Post-Effective Amendment No. 1 to Registration Statement Nos. 333-133923, and 333-42027

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
And
POST-EFFECTIVE AMENDMENT
UNDER
THE SECURITIES ACT OF 1933
_____________
CLAIRE’S STORES, INC.
(Exact name of registrant as specified in its charter)

Florida	59-0940416

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3 S.W. 129th Avenue
Pembroke Pines, Florida 33027
(Address of Principal Executive Offices)

CLAIRE’S STORES, INC. AMENDED AND RESTATED 2005 INCENTIVE COMPENSATION PLAN
CLAIRE’S STORES, INC. 1996 STOCK OPTION PLAN
(Full Title of Plans)

Ira D. Kaplan
Senior Vice President and Chief Financial Officer
3 S.W. 129th Avenue
Pembroke Pines, Florida 33027
(Name and address of agent for service)
(954) 433-3900
Telephone Number, Including Area Code, Of Agent For Service

EXPLANATORY STATEMENT: DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment relates to the following Registration Statements filed on Form S-8 (collectively, the “Registration Statements”):
1.	Registration Statement 333-133923 registering 2,000,000 shares of common stock for the Claire’s Stores, Inc. Amended and Restated 2005 Incentive Compensation Plan;

2.	Registration Statement 333-42027 registering 1,000,000 shares of common stock for the Claire’s Stores, Inc. 1996 Stock Option Plan;

3.	Registration Statement 333-42027 registering 5,261,639 shares of common stock for the Claire’s Stores, Inc. 1996 Stock Option Plan.

     On May 29, 2007 (the “Effective Date”), Claire’s Stores, Inc., a Florida corporation (the “Company”) consummated the transactions contemplated by its Agreement and Plan of Merger (the “Agreement”), dated March 20, 2007, by and among Bauble Holdings Corp. (“Holdings”), Bauble Acquisition Sub, Inc., and the Company, pursuant to which the Company shall become a wholly-owned subsidiary of Holdings. In accordance with the Agreement, the Company’s prior common stock, par value $0.05 per share (the “Common Stock”), has been canceled and is no longer outstanding.
     As a result of the consummation of the transactions contemplated by the Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertakings contained in such Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offerings, the Company is filing this Post-Effective Amendment to the Registration Statements to deregister all the shares of the Company’s Common Stock registered and reserved for issuance under such Registration Statements which remained unissued as of the Effective Date.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pembroke Pines, State of Florida, on the 6th of June, 2007.

CLAIRE’S STORES, INC.
By:	/s/ Ira D. Kaplan
Ira D. Kaplan
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY
     The Registrant and each person whose signature appears below hereby authorizes Ira D. Kaplan and Rebecca R. Orand, and each of them individually (the “Agent”), with full power of substitution and resubstitution, to file one or more amendments (including post-effective amendments) to the Registration Statement which amendments may make such changes in the Registration Statement as such Agent deems appropriate, and the Registrant and each such person hereby appoints each such Agent as attorney-in-fact to execute in the name and on behalf of the Registrant and each such person, individually and in each capacity stated below, any such amendments to the Registration Statement.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eugene S. Kahn Eugene S. Kahn	Chief Executive Officer	June 6, 2007
/s/Ira D. Kaplan Ira D. Kaplan	Senior Vice President and Chief Financial Officer	June 6, 2007
/s/ Peter P. Copses Peter P. Copses	Director	June 6, 2007
/s/ Lance Milken Lance Milken	Director	June 6, 2007